EXHIBIT 99.1

HMS Holdings Corp. Reports Fourth Quarter and Full-Year 2016 Results

  Q4 GAAP EPS of $0.13 and Adjusted EPS of $0.20 Per Diluted Share / Full-Year 2016 GAAP EPS of $0.43 (+53.6% YOY) and Adjusted EPS of $0.75 (+31.6% YOY) Per Diluted Share
  Q4 Revenue of $128.1 Million / Full-Year 2016 Revenue Increased 4.6% YOY to a Record $496.0 Million
  Record Q4 Commercial Health Plan Revenue of $64.3 Million / Full-Year 2016 Commercial Health Plan Revenue of $234.7 Million was 15.6% Higher YOY
  Q4 Share Repurchases of ~$20.5 Million
  7-9% Total Revenue Growth Projected for 2017, Including High Teens Commercial Health Plan Growth

IRVING, Texas, Feb. 24, 2017 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (NASDAQ:HMSY) today announced financial results for the fourth quarter and full-year 2016. Net income for the quarter ended December 31, 2016 was $11.0 million or $0.13 per diluted share, compared to net income of $13.5 million or $0.16 per diluted share in the third quarter of 2016 and $8.7 million or $0.10 per diluted share in the prior year fourth quarter. Adjusted EPS in the quarter was $0.20 per diluted share, compared to adjusted EPS of $0.24 per diluted share in the third quarter of 2016 and adjusted EPS of $0.19 per diluted share in the prior year fourth quarter. Net income and adjusted EPS in the third quarter of 2016 both included tax benefits of approximately $6.2 million or $0.07 per diluted share for certain prior open years’ Research and Development (“R&D”) credits and domestic manufacturing deductions recognized in the quarter.

For the full-year ended December 31, 2016, net income was $37.6 million or $0.43 per diluted share, compared to $24.5 million or $0.28 per diluted share in the prior year – an increase of $0.15 or 53.6%. Adjusted EPS for the full-year 2016 was $0.75 per diluted share, compared to $0.57 per diluted share in full-year 2015 - an increase of $0.18 per diluted share or 31.6%.

Total revenue in the fourth quarter was $128.1 million, compared to total revenue of $124.6 million in the third quarter of 2016 and $128.5 million in the prior year fourth quarter. For the full-year 2016, total revenue increased 4.6% to a record $496.0 million, including $18.8 million of Medicare RAC revenue, compared to total revenue for the full-year 2015 of $474.2 million, which included $20.5 million of Medicare RAC revenue.

“2016 was a year of solid growth in total revenue, operating income and adjusted EPS. Adjusted EBITDA also increased, overall profitability and margins improved, operating cash flow remained strong and we acquired a care management platform - which was our first step in building out a new vertical to complement our historically strong cost containment product suite,” said Bill Lucia, Chairman and CEO. “We enter the new year with momentum as fourth quarter health plan revenue of $64.3 million was the second consecutive record quarterly total, though not quite enough to meet our full-year growth target. Additionally, sales which closed during the second half of 2016 and will become revenue generating over the next few months; the run rate benefit of business implemented throughout last year; ongoing product yield improvement initiatives; and a robust pipeline of potential sales we expect to close in the early part of this year each contribute to our view of expected 2017 growth. As a result, we are projecting a high teens increase in year-over-year health plan revenue," Lucia concluded.

Revenue in the fourth quarter of $127.4 million, excluding Medicare RAC, was approximately 7.2% higher than the prior year fourth quarter. Commercial health plan revenue in the quarter was a record $64.3 million, a 10% increase compared to $58.5 million in the prior year fourth quarter and 8.6% higher than the third quarter of 2016. State government revenue was $57.7 million in the fourth quarter, a 5.9% increase compared to $54.5 million in the prior year fourth quarter and 8.9% higher than the third quarter of 2016. Federal (excluding Medicare RAC) and Other revenue was $5.3 million in the fourth quarter, a $0.5 million decrease compared to the prior year fourth quarter and a $0.5 million decrease compared to the third quarter of 2016. Medicare RAC revenue in the fourth quarter of 2016 was $0.7 million, compared to $9.7 million in the prior year fourth quarter and $5.8 million in the third quarter of 2016.

On a full-year basis, commercial health plan revenue was $234.7 million, a 15.6% increase compared to $203.1 million in 2015; state government revenue was $219.1 million, a 3.1% decrease compared to $226.1 million in 2015; Federal (excluding Medicare RAC) and Other revenue was $23.3 million, a decrease of $1.3 million or 5.3% compared to 2015; and Medicare RAC revenue was $18.8 million, an 8.0% decrease compared to $20.5 million in 2015.

Coordination of Benefits (“COB”) revenue, which continues to be our largest product line across both the state government and commercial health plan businesses, was $95.0 million in the fourth quarter of 2016 compared to $87.1 million in the prior year fourth quarter and $86.3 million in the third quarter of 2016. COB accounted for 74.2% of total revenue in the fourth quarter, compared to 67.8% in the prior year fourth quarter and 69.3% in the third quarter of 2016. For the full-year, COB revenue was $353.9 million, a 4.8% increase compared to $337.6 million in 2015.

Payment integrity (“PI”) revenue (excluding Medicare RAC) was $32.4 million in the fourth quarter, a $0.7 million or 2.2% increase compared to the prior year fourth quarter and a $0.1 million or 0.3% decrease from the third quarter of 2016. For the full-year, PI revenue was $123.3 million, a 6.2% increase compared to $116.1 million in 2015.

"The leveragability and cash flow generation inherent in our operating model was evident throughout 2016, but particularly so in the fourth quarter which included adjusted EBITDA of $32.2 million, operating cash flow of $34.3 million and a 14.6% operating margin," said Jeff Sherman, CFO. “Available cash at year-end of ~$176 million was significantly higher than the prior year end, even after our third-quarter acquisition of Essette and share repurchases in the fourth quarter of approximately $20.5 million. Our strong balance sheet and expected operating cash flow of $90–110 million for 2017 position the Company well for additional acquisitions, planned investments in big data solutions and our IT infrastructure, internal product innovation activities and other growth initiatives," added Sherman.

For additional information about the Company’s fourth quarter and full-year 2016 financial results and the Company’s 2017 guidance, see the Q4 and Full-Year 2016 Investor Presentation which is available on the Company’s website at http://investor.hms.com/events.cfm.

Webcast and Conference Call Information

HMS will report its preliminary fourth quarter and full-year 2016 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, February 24, 2017. The numbers are preliminary as there are still open audit items that will be discussed on the webcast. The webcast may also include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or on the HMS Investor Relations website at http://investor.hms.com/events.cfm. The webcast will also be archived and available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on February 24, 2017 at http://investor.hms.com/events.cfm. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/releases.cfm.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits, payment integrity and care management solutions for payers. The Company serves state Medicaid programs; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of the Company's services, customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-K is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements reflect our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our failure to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; variations in our results of operations; our failure to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our failure to protect our intellectual property rights, proprietary technology, information processes, and know-how; significant competition for our solutions and services; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction, our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with information and data sources and suppliers; reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process and to prevail in protests or challenges to contract awards; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility or to borrow or use credit; unexpected changes in our effective tax rates; unanticipated increases in the number or amount of claims for which we are self-insured; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect procurement practices and healthcare spending; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing or certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; and anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2016	2015	2016	2015
Revenue	$128,093	$128,514	$496,010	$474,216
Cost of services:
Compensation	47,229	46,694	189,271	178,272
Data processing	9,068	10,409	37,337	40,915
Occupancy	3,354	3,765	14,000	15,766
Direct project expenses	9,301	14,775	46,254	51,527
Other operating expenses	7,130	8,453	27,778	28,895
Amortization of acquisition related software and intangible assets	7,614	7,013	28,030	28,148
Total cost of services	83,696	91,109	342,670	343,523
Selling, general and administrative expenses	25,639	22,582	95,671	83,121
Total operating expenses	109,335	113,691	438,341	426,644
Operating income	18,758	14,823	57,669	47,572
Interest expense	(2,207)	(1,970)	(8,519)	(7,812)
Interest income	109	15	321	49
Income before income taxes	16,660	12,868	49,471	39,809
Income tax expense	5,658	4,143	11,835	15,282
Net income	$11,002	$8,725	$37,636	$24,527

Basic income per common share:
Net income per common share -- basic	$0.13	$0.10	$0.45	$0.28
Diluted income per common share:
Net income per common share -- diluted	$0.13	$0.10	$0.43	$0.28
Weighted average shares:
Basic	84,154	86,625	84,221	87,881
Diluted	85,822	87,110	86,987	88,361

Note: Certain reclassifications were made to prior period amounts to conform to current period presentations.

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$175,999	$145,610
Accounts receivable, net of allowance for doubtful accounts of $10,772 and $11,464,
at December 31, 2016 and 2015, respectively	173,582	169,146
Prepaid expenses	13,699	11,261
Income tax receivable	3,354	-
Other current assets	1,001	3,051
Total current assets	367,635	329,068
Property and equipment, net	92,167	96,551
Goodwill	379,716	361,468
Intangible assets, net	37,797	54,308
Deferred financing costs, net	2,790	4,873
Other assets	2,650	4,329
Total assets	$882,755	$850,597

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$59,402	$51,661
Estimated liability for appeals	30,755	33,078
Income taxes payable	-	3,873
Total current liabilities	90,157	88,612
Long-term liabilities:
Revolving credit facility	197,796	197,796
Net deferred tax liabilities	22,717	30,961
Deferred rent	5,427	6,006
Other liabilities	10,048	2,520
Total long-term liabilities	235,988	237,283
Total liabilities	326,145	325,895

Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	-	-
Common stock -- $0.01 par value; 175,000,000 shares authorized; 95,966,852 shares issued and 83,552,774 shares
outstanding at December 31, 2016; 95,263,461 shares issued and 83,989,715 shares outstanding at December 31, 2015	959	952
Capital in excess of par value	345,025	330,290
Retained earnings	326,110	288,474
Treasury stock, at cost -- 12,414,078 shares at December 31, 2016 and 11,273,746 shares December 31, 2015	(115,484)	(95,014)
Total shareholders' equity	556,610	524,702
Total liabilities and shareholders' equity	$882,755	$850,597

Note: Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Years ended December 31,
	2016	2015	2014
Operating activities:
Net income	$37,636	$24,527	$13,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	24,882	30,328	32,864
Amortization of intangible assets	20,164	20,270	20,734
Amortization of deferred financing costs	2,083	2,084	2,084
Stock-based compensation expense	13,277	14,297	13,356
Deferred income taxes	(7,368)	(14,020)	(12,290)
(Gain) / Loss on disposal of assets	(948)	84	219
Change in fair value of contingent consideration	-	-	(517)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(3,554)	(12,045)	14,625
Prepaid expenses	(2,399)	549	1,132
Prepaid income taxes	-	6,711	3,445
Other current assets	2,066	(412)	(2,150)
Other assets	234	10	121
Income taxes receivable / (payable)	(7,227)	3,873	-
Accounts payable, accrued expenses and other liabilities	12,116	(250)	18,039
Estimated liability for appeals	(2,323)	(3,721)	(5,053)
Net cash provided by operating activities	88,639	72,285	100,556
Investing activities:
Acquisition of a business, net of cash acquired	(20,678)	-	-
Proceeds from sale of cost basis investment	2,496	-	-
Purchases of land, property and equipment	(13,703)	(8,620)	(22,687)
Investment in capitalized software	(7,316)	(3,197)	(3,514)
Net cash used in investing activities	(39,201)	(11,817)	(26,201)
Financing activities:
Repayment of revolving credit facility	-	-	(35,000)
Proceeds from exercise of stock options	2,940	4,187	4,110
Payments of tax withholdings on behalf of employees for net-share
settlement for stock-based compensation	(1,475)	(1,029)	(1,658)
Payments on capital lease obligations	(44)	(1,132)	(1,629)
Payments on contingent consideration	-	-	(428)
Purchases of treasury stock	(20,470)	(50,000)	-
Net cash used in financing activities	(19,049)	(47,974)	(34,605)
Net increase in cash and cash equivalents	30,389	12,494	39,750
Cash and cash equivalents
Cash and cash equivalents at beginning of year	145,610	133,116	93,366
Cash and cash equivalents at end of year	$175,999	$145,610	$133,116

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$20,326	$22,878	$21,144
Cash paid for interest	$6,196	$5,694	$4,458

Supplemental disclosure of noncash activities:
Change in balance of accrued property and equipment purchases	$684	$729	$1,610

Note: Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES (in thousands, except per share amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

As summarized in the following tables, earnings before interest, taxes, depreciation and amortization, stock-based compensation, and non-recurring legal expense (adjusted EBITDA) was $32.3 million for the fourth quarter of 2016.
	Three months ended September 30,	Three months ended December 31,

	2016	2016	2015
Net Income	$13,508	$11,002	$8,724
Net interest expense	2,016	2,099	1,956
Income taxes	(2,874)	5,659	4,144
Depreciation and amortization, net of deferred financing costs, included in net interest expense	11,106	10,962	12,143
Earnings before interest, taxes, depreciation and amortization (EBITDA)	23,756	29,722	26,967
Stock based compensation expense	2,102	2,530	4,089
Non-recurring legal fees (1)	-	-	-
Adjusted EBITDA	$25,858	$32,252	$31,056

Adjusted EBITDA was $117.4 million for the full-year 2016.

	Twelve months ended December 31,

	2016	2015
Net Income	$37,636	$24,527
Net interest expense	8,198	7,763
Income taxes	11,835	15,282
Depreciation and amortization, net of deferred financing costs, included in net interest expense	44,930	50,598
Earnings before interest, taxes, depreciation and amortization (EBITDA)	102,599	$98,170
Stock based compensation expense	13,277	14,297
Non-recurring legal fees (1)	1,563	-
Adjusted EBITDA	$117,439	$112,467

[1] In periods prior to 2016, legal fees related to disputes involving PCG were not included in adjusted earnings because they were not considered non-recurring at the time. For the three months ended September 30, 2015, related legal fees were $0.9 million. For the three months ended December 31, 2015 related legal fees were $1.4 million. For the nine months ended December 31, 2015 related legal fees were $5.5 million.

HMS HOLDINGS CORP. AND SUBSIDIARIES (in thousands, except per share amounts)

Reconciliation of Net Income to GAAP EPS and Adjusted EPS

As summarized in the following tables, diluted earnings per share adjusted for stock-based compensation expense, non-recurring legal expense, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.20 for the fourth quarter of 2016, an increase of 5.3% from $0.19 for the fourth quarter of 2015.
	Three months ended September 30,	Three months ended December 31,

	2016	2016	2015
Net Income	$13,508	$11,002	$8,724
Stock-based compensation expense	2,102	2,530	4,089
Non-recurring legal fees (2)	-	-	-
Amortization of acquisition related software and intangible assets	7,015	6,989	7,013
Income tax related to adjustments	(2,644)	(3,189)	(3,349)
Sub-total	$19,981	$17,332	$16,477

Weighted average common shares, diluted	84,853	85,822	87,110

Diluted GAAP EPS	$0.16	$0.13	$0.10
Diluted adjusted EPS	$0.24	$0.20	$0.19

Adjusted EPS was $0.75 for the full-year of 2016, an increase of 31.6% compared $0.57 for the full-year of 2015.

	Twelve months ended December 31,
	2016	2015
Net Income	$37,636	$24,527
Stock-based compensation expense	13,277	14,297
Non-recurring legal fees (2)	1,563	-
Amortization of acquisition related software and intangible assets	28,030	28,148
Income tax related to adjustments	(15,536)	(16,295)
Sub-total	$64,970	$50,677

Weighted average common shares, diluted	86,987	88,361

Diluted GAAP EPS	0.43	$0.28
Diluted adjusted EPS	0.75	$0.57

[2] Related legal fees were not considered non-recurring in 2015. For the three months September 30, 2015, related legal fees were approximately $0.9 million and income taxes on related legal fees were approximately $0.3 million or the equivalent of $0.01 per diluted Adjusted EPS. For the three months ended December 31, 2015, related legal fees were approximately $1.4 million and income taxes on related legal fees were approximately $0.5 million or the equivalent of $0.01 per diluted Adjusted EPS. For the twelve months ended December 31, 2015, related legal fees were approximately $5.5 million and income taxes on related legal fees were approximately $2.1 million or the equivalent of $0.04 per diluted Adjusted EPS.

Investor Contact:
Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:
Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442